Infinity Property and Casualty Reports 15.4% Gross Written Premium Growth for the Second Quarter of 2010

Birmingham, Alabama – August 5, 2010 – Infinity Property and Casualty Corporation (NASDAQ:  IPCC), a national provider of personal automobile insurance, today reported results for the three and six months ended June 30, 2010:

	Three months ended June 30,				Six months ended June 30,
(in millions, except per share amounts and ratios)	2010	2009	Change		2010	2009	Change

Gross written premium	$235.6	$204.1	15.4%		$492.1	$437.4	12.5%
Revenues	$237.3	$226.1	5.0%		$460.2	$448.3	2.7%

Net earnings	$16.3	$16.9	(3.6)%		$31.9	$27.7	15.1%
Net earnings per diluted share	$1.22	$1.22	0.0%		$2.37	$1.98	19.7%
Operating earnings (1)	$16.1	$16.3	(1.2)%		$32.1	$33.1	(3.0)%
Operating earnings per diluted share (1)	$1.21	$1.18	2.5%		$2.38	$2.37	0.4%

Underwriting income (1)	$18.5	$17.4	6.3%		$35.7	$33.7	6.2%
Combined ratio	91.8%	91.9%	(0.1	)pts	91.8%	92.1%	(0.3	)pts

Return on equity	10.4%	12.4%	(2.0	)pts	10.2%	10.2%	0.0	pts
Operating income return on equity (1)	10.3%	12.0%	(1.7	)pts	10.3%	12.2%	(1.9	)pts

Book value per share					$48.98	$41.11	19.1%
Debt to total capital					23.6%	26.3%	(2.7	)pts
Debt to tangible capital (1)					26.0%	29.2%	(3.2	)pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premium grew 15.4% during the second quarter of 2010 compared with the same period in 2009 primarily from growth in Florida, California, Pennsylvania, Texas, Illinois and Arizona.  Premium in California, Infinity’s largest state, increased 6.0% during the second quarter of 2010.

Favorable development on prior accident period loss and loss adjustment expense reserves recognized in earnings during the second quarter and first six months of 2010 was $20.3 million, pre-tax ($0.99 per diluted share after-tax) and $37.0 million, pre-tax ($1.78 per diluted share after-tax), respectively.  The favorable development during the second quarter of 2010 primarily resulted from bodily injury coverages in the states of California, Connecticut, Florida, Texas and Georgia related to accident years 2009, 2008 and 2007.  The favorable development during the first six months of 2010 primarily resulted from bodily injury and collision coverages in the states of California, Connecticut, Florida, Georgia and Arizona related to accident years 2009, 2008 and 2007.

Favorable development for the second quarter and first six months of 2009 was $10.4 million, pre-tax ($0.49 per diluted share after-tax) and $20.2 million pre-tax ($0.94 per diluted share after-tax), respectively.  Excluding the favorable development, Infinity’s combined ratio for the first six months of 2010 has increased compared to the first six months of 2009.  The loss ratio has increased primarily due to the 77.6% growth in Florida during the first six months of 2010 as new business typically generates a higher loss ratio compared with renewal business.  In addition, the company has seen an increase in its expense ratio as the overall commission ratio has increased due to higher commission rates paid on new business.

Losses on subleases of $1.4 million and a modest decrease in net investment income due to a decline in overall market yields contributed to the decline in net and operating earnings during the second quarter of 2010 compared with the second quarter of 2009.  Contributing to the increase in net earnings for the first six months of 2010 compared with the same period of the prior year was a decline in other-than-temporary impairment (“OTTI”) losses.  OTTI losses for the first six months of 2010 were $1.8 million, pre-tax, compared with $8.3 million, pre-tax, for the first six months of 2009.

James Gober, Infinity’s Chairman, President and CEO stated, “During the second quarter, we grew in seven of our eight Focus States and in 18 of our 21 targeted Urban Zones and we are currently running ahead of our premium plan for the first six months of the year.  While we expect to show strong premium growth for all of 2010, our continued focus on underwriting profit will result in a more moderate growth rate in the second half of the year than we have seen during the first half.”

2010 Earnings Guidance
Infinity is increasing its operating earnings guidance to $3.35 - $3.75.  The operating earnings guidance reflects favorable development on prior accident period loss and loss adjustment expense reserves recognized in earnings during the first six months of 2010 but does not include any development in earnings during the remaining six months of the year.  In addition, as a result of stronger than expected premium growth during the first six months of the year, Infinity has also revised its gross premium growth and accident year combined ratio guidance.  The revised operating earnings guidance reflects gross premium growth between 7.5% and 10.0% for 2010 compared with the prior year’s premium, and an accident year combined ratio, which excludes the $37.0 million of favorable development on prior accident period loss and loss adjustment expense reserves recognized during the first six months of 2010, between 98.5% and 99.5%.  Infinity’s previously issued operating earnings guidance of $3.00 - $3.40 reflected gross premium growth between 5.0% and 7.5% and an accident year combined ratio between 97.0% and 98.0%.

Share and Debt Repurchase Program
During the second quarter of 2010, Infinity repurchased 435,100 shares at an average price, excluding commissions, of $46.67.  Following the end of the second quarter, Infinity exhausted the remaining $9.5 million of authority on its existing share and debt repurchase program, repurchasing 197,900 shares at an average price, excluding commissions, of $47.91.  On August 3, 2010, Infinity’s Board of Directors increased the authority on the share and debt repurchase program by $50.0 million and extended the program expiration date to December 31, 2011.

Forward-Looking Statements
This press release, notably “2010 Earnings Guidance,” contains certain statements that may be deemed to be “forward-looking statements” made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes,” “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), rising bodily injury loss cost trends, undesired business mix or risk profile for new business, elevated unemployment rates, and the proliferation of illegal immigration legislation in key focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss second quarter 2010 results at 11:00 a.m. (ET) today, August 5.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-679-8037 and providing the confirmation code 22511857.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available two hours following the completion of the call, at around 2:00 p.m. (ET), and will run until Thursday, August 12, 2010. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 25163960.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.infinityauto.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statements of Earnings
(in millions, except EPS and dividends)
(unaudited)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Earned premium	$225.6	$213.7	$437.7	$428.4
Net investment income	11.6	12.2	22.9	25.8
Realized gains (losses) on investments(1)	0.0	0.2	(0.4)	(6.0)
Other income	0.1	0.0	0.1	0.1
Total revenues	237.3	226.1	460.2	448.3

Costs and Expenses:
Losses and loss adjustment expenses (2)	153.3	150.8	299.9	302.1
Commissions and other underwriting expenses	53.9	45.6	102.0	92.7
Interest expense	2.7	2.8	5.4	5.5
Corporate general and administrative expenses	2.2	1.9	4.1	3.6
Restructuring charge	-	(0.0)	-	0.0
Other expenses	1.8	0.8	2.6	1.4
Total costs and expenses	213.9	201.8	414.0	405.3

Earnings before income taxes	23.4	24.2	46.3	43.0
Provision for income taxes	7.2	7.4	14.4	15.3
Net Earnings	$16.3	$16.9	$31.9	$27.7

Earnings per Common Share:
Basic	$1.25	$1.24	$2.42	$2.01
Diluted	$1.22	$1.22	$2.37	$1.98

Average Number of Common Shares:
Basic	13.1	13.6	13.2	13.8
Diluted	13.3	13.8	13.5	14.0

Cash Dividends per Common Share	$0.14	$0.12	$0.28	$0.24
Note:  Columns may not foot due to rounding

Notes:
(1) Realized gains before impairment losses	$0.3	$1.0	$1.4	$2.4

Total other-than-temporary impairment (“OTTI”) losses	(0.0)	(4.1)	(0.1)	(11.6)
Non-credit portion in other comprehensive income	-	3.8	-	3.8
OTTI losses reclassified from other comprehensive income	(0.2)	(0.5)	(1.7)	(0.5)
Net impairment losses recognized in net earnings	(0.3)	(0.8)	(1.8)	(8.3)
Total realized gains (losses) on investments	$0.0	$0.2	$(0.4)	$(6.0)
Note: Columns may not foot due to rounding

(2)
Losses and loss adjustment expenses for the three months ended June 30, 2010 and June 30, 2009 include $20.3 million, pre-tax, and $10.4 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Losses and loss adjustment expenses for the six months ended June 30, 2010 and June 30, 2009 include $37.0 million, pre-tax, and $20.2 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Balance Sheets
(in millions, except book value per share)
	June 30, 2010 (unaudited)	March 31, 2010 (unaudited)	December 31, 2009 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,190.2	$1,182.6	$1,146.7
Equity securities, at fair value	36.8	41.7	39.4
Total investments	1,226.9	1,224.3	1,186.1
Cash and cash equivalents	63.1	57.6	99.7
Accrued investment income	11.9	12.2	11.2
Agents’ balances and premium receivable	335.6	330.4	295.7
Property and equipment (net of depreciation)	28.3	27.4	27.9
Prepaid reinsurance premium	1.9	1.9	1.5
Recoverable from reinsurers	18.7	19.2	18.0
Deferred policy acquisition costs	78.1	75.8	68.8
Current and deferred income taxes	11.7	5.7	10.3
Receivable for securities sold	-	0.5	-
Other assets	14.0	9.7	9.1
Goodwill	75.3	75.3	75.3
Total assets	$1,865.6	$1,839.8	$1,803.7

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$502.3	$505.2	$509.1
Unearned premium	428.0	419.3	376.1
Payable to reinsurers	-	-	0.1
Long-term debt	194.7	194.7	194.7
Commissions payable	20.2	19.9	18.0
Payable for securities purchased	4.8	5.9	17.6
Other liabilities	86.5	66.5	70.0
Total liabilities	1,236.4	1,211.5	1,185.5

Shareholders’ Equity:
Common stock	21.1	21.1	21.1
Additional paid-in capital	346.7	345.3	344.0
Retained earnings (1)	569.4	554.9	541.2
Accumulated other comprehensive income, net of tax	30.3	24.9	19.5
Treasury stock, at cost (2)	(338.3)	(318.0)	(307.6)
Total shareholders’ equity	629.2	628.3	618.2
Total liabilities and shareholders’ equity	$1,865.6	$1,839.8	$1,803.7

Shares outstanding	12.8	13.3	13.5
Book value per share	$48.98	$47.33	$45.80
Note:  Columns may not foot due to rounding

Notes:
(1)
The change in retained earnings from March 31, 2010 is a result of net income of $16.3 million less shareholder dividends of $1.8 million.  The change in retained earnings from December 31, 2009 is a result of net income of $31.9 million less shareholder dividends of $3.7 million.

(2)
Infinity repurchased 435,100 common shares during the second quarter of 2010 at an average per share price, excluding commissions, of $46.67.  Infinity repurchased 687,000 during the first six months of 2010 at an average per share price, excluding commissions, of $44.70.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses on investments and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income, holding company expenses or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Tangible capital is defined as total capital (long-term debt plus total shareholders’ equity) less intangible assets.  Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage.  Total capital is the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	Three months ended June 30,		Six months ended June 30,
(in millions, except EPS)	2010	2009	2010	2009

Earned premium	$225.6	$213.7	$437.7	$428.4
Losses and loss adjustment expenses	(153.3)	(150.8)	(299.9)	(302.1)
Commissions and other underwriting expenses	(53.9)	(45.6)	(102.0)	(92.7)

Underwriting income	18.5	17.4	35.7	33.7

Net investment income	11.6	12.2	22.9	25.8
Other income	0.1	0.0	0.1	0.1
Interest expense	(2.7)	(2.8)	(5.4)	(5.5)
Corporate general and administrative expenses	(2.2)	(1.9)	(4.1)	(3.6)
Restructuring charge	-	0.0	-	(0.0)
Other expenses	(1.8)	(0.8)	(2.6)	(1.4)

Pre-tax operating earnings	23.4	24.1	46.7	49.0

Provision for income taxes	(7.3)	(7.8)	(14.5)	(15.8)

Operating earnings, after-tax	16.1	16.3	32.1	33.1

Realized gains (losses) on investments, pre-tax	0.0	0.2	(0.4)	(6.0)
Provision for income taxes	(0.0)	(0.1)	0.1	2.1
Decrease (increase) in provision for tax valuation allowance	0.1	0.5	0.0	(1.6)
Realized gains (losses) on investments, net of tax	0.2	0.6	(0.2)	(5.4)

Net earnings	$16.3	$16.9	$31.9	$27.7

Operating earnings per diluted share	$1.21	$1.18	$2.38	$2.37
Realized gains (losses) on investments, net of tax	0.00	0.01	(0.01)	(0.28)
Decrease (increase) in provision for tax valuation allowance	0.01	0.03	0.00	(0.11)
Net earnings per diluted share	$1.22	$1.22	$2.37	$1.98

Note: Columns may not foot due to rounding

Below is a schedule that reconciles tangible capital, a non-GAAP measure, to total capital:

	June 30, 2010	June 30, 2009

Tangible capital	$748.6	$684.5
Goodwill	75.3	75.3

Total Capital	$823.9	$759.8

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website.  To access the supplemental financial information, go to www.infinityauto.com and click on “Investor Relations” followed by “Quarterly Reports.”

Source:	Infinity Property & Casualty Corporation

Contact:	Amy Jordan
amy.jordan@ipacc.com
Investor Relations
(205) 803-8186